DISTRIBUTION AGREEMENT
     AGREEMENT, dated as of January 1, 2002, by and between Manufacturers Investment Trust (the “Trust”), on behalf of each of the portfolios of the Trust listed in Appendix A (the “Portfolios”), and Manulife Financial Securities LLC (the “Distributor”).
     WHEREAS, the Trust is a Massachusetts business trust which is registered as an open-end investment company under the Investment Company Act of 1940 (the “1940 Act”) and sells its shares to insurance company separate accounts to which net premiums, contributions and considerations under variable insurance and annuity products (“Variable Products”) have been allocated for investment in the Trust (“Eligible Separate Accounts”);
     WHEREAS, the Trust has divided its shares into series, each representing a different Portfolio, and further divided each series into Class A shares and Class B shares, and has adopted a distribution plan in respect of each of its Class A shares and Class B shares pursuant to Rule 12b-1 under the 1940 Act (the “12b-1 Plans”);
     WHEREAS, the Trust desires the Distributor to act as principal underwriter with respect to Class A shares and Class B shares of the Portfolios;
     WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934 (“Securities Exchange Act”) and is a member of the National Association of Securities Dealers, Inc. (“NASD”);
     NOW, THEREFORE, the Trust and the Distributor agree as follows:
     1. The Trust hereby appoints the Distributor as principal underwriter and distributor of the shares of the Trust, to sell shares of the Trust as agent for the Trust, and the Distributor hereby accepts that appointment.
     2. In its capacity as principal underwriter and distributor, and acting as principal and not as agent for the Trust, the Distributor is authorized, from time to time, to enter into separate written agreements regarding the sale of the shares of the Trust, on terms and conditions not inconsistent with this Agreement or the 12b-1 Plans, with affiliated and unaffiliated insurance companies which have Eligible Separate Accounts or with their affiliated broker-dealers (“Participation Agreements”). The Trust shall not pay any compensation pursuant to Participation Agreements; the Distributor shall determine in its sole discretion the compensation, if any, to be paid by it pursuant to Participation Agreements.
     3. Purchases and redemptions of the Class A shares and Class B shares of each Portfolio shall be at the net asset value therefor as described in the Trust’s Prospectus and Statement of Additional Information. Trust shares may be sold or transferred only to Eligible Separate Accounts or as may otherwise be approved by the Trust’s Board of Trustees.
     4. For services rendered and expenses borne as principal underwriter and distributor, the Distributor shall receive no compensation from the Trust other than the fees payable by the Trust on behalf of each of the Portfolios to the Distributor pursuant to the 12b-1 Plans. This Agreement does not obligate the Distributor to bear any expense of the Trust which the Trust is obligated to bear under the terms of its Advisory Agreement with the Manufacturers Securities Services, LLC.
     5. The Distributor shall furnish to the Trust, at least quarterly, reports as to the sales of Trust shares made pursuant to this Agreement.
     6. This Agreement shall continue in effect only so long as such continuance is specifically approved at least annually by a majority of the Trustees of the Trust who are not interested persons of the Trust or the Distributor and who have no direct or indirect financial interest in the 12b-1 Plans (or any agreement thereunder) (the “Independent Trustees”) and by the Trustees of the Trust. This Agreement may be terminated at any time in its entirety or with respect to one or more Portfolios without penalty by a majority of the Independent Trustees or by the vote of a majority of the outstanding voting securities of the Trust.

     7. This Agreement shall terminate automatically if it shall be assigned.
     8. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is given hereby that this Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of each Portfolio.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MANUFACTURERS INVESTMENT TRUST
By:	/s/James D. Gallagher
James D. Gallagher, President

MANULIFE FINANCIAL SECURITIES LLC
By:	/s/Gary Buchanan
Gary Buchanan, President

Appendix A

Internet Technologies Trust	Growth Trust	Total Return Trust
Pacific Rim Emerging Markets Trust	Large Cap Growth Trust	Investment Quality Bond Trust
Telecommunications Trust	All Cap Value Trust	Diversified Bond Trust
Science & Technology Trust	Capital Opportunities Trust	U.S. Government Securities Trust
International Small Cap Trust	Quantitative Equity Trust	Money Market Trust
Health Sciences Trust	Blue Chip Growth Trust	Small Cap Index Trust
Aggressive Growth Trust	Utilities Trust	International Index Trust
Emerging Small Company Trust	Real Estate Securities Trust	Mid Cap Index Trust
Small Company Blend Trust	Small Company Value Trust	Total Stock Market Index Trust
Dynamic Growth Trust	Mid Cap Value Trust	500 Index Trust
Mid Cap Growth Trust	Value Trust	Lifestyle Aggressive 1000 Trust
Mid Cap Opportunities Trust	Equity Index Trust	Lifestyle Growth 820 Trust
Mid Cap Stock Trust	Tactical Allocation Trust	Lifestyle Balanced 640 Trust
All Cap Growth Trust	Fundamental Value Trust	Lifestyle Moderate 460 Trust
Financial Services Trust	Growth & Income Trust	Lifestyle Conservative 280 Trust
Overseas Trust	U.S. Large Cap Value Trust	Small-Mid Cap Growth Trust
International Stock Trust	Equity-Income Trust	Small-Mid Cap Trust
International Value Trust	Income & Value Trust	International Equity Select Trust
Capital Appreciation Trust	Balanced Trust	Select Growth Trust
Strategic Opportunities Trust	High Yield Trust	Global Equity Select Trust
Quantitative Mid Cap Trust	Strategic Bond Trust	Core Value Trust
Global Equity Trust	Global Bond Trust	High Grade Bond Trust
Strategic Growth Trust

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